Exhibit 99.1

For Immediate Release

Royale Energy Reports Net Income of .31 cents per fully diluted share.

SAN DIEGO, April 8, 2005 - Royale Energy, Inc. (NASDAQ: ROYL)- Royale Energy, Inc. reports 2004 year-end Income from Operations and financial results. For the year ending December 31, 2004 total revenues increased 11.52% to $25,944,356 compared to 2003 revenues of $23,265,137. For the year ending December 31, 2004, the Company had Net Income of $2,192,752 compared to $4,400,920 in 2003.

The company reports Cash Flow from Operations of $8,018,300 or $1.14 per fully diluted share in 2004, compared to $9,885,100 or $1.47 per fully diluted share in 2003.

During its fiscal year ended December 31, 2004, Royale Energy continued to explore and develop natural gas and oil properties in Northern California, Utah and Texas. As a result of increased drilling activity, the Company experienced an increase in Drilling and Development costs of 39.2% or $2,294.667. The Company also increased overall Proved reserves by 17.6%, and Proved Un-Developed (PUD) reserves by 132.2% in the Rocky Mountains and Gulf Coast. Royale Energy's estimated total reserves increased from approximately 13.4 BCFE (billion cubic feet equivalent) at December 31, 2003 to approximately 15.8 BCFE at December 31, 2004, replacing 116% of the company's 2004 production of oil and natural gas.

Commenting on the 2004 results, CEO Donald Hosmer stated that "while the Sam #2 well blowout expenses and higher depreciation, depletion and amortization schedule impacted our earnings last year, the higher revenue growth plus increased oil and natural gas reserve growth experienced in 2004 should continue into 2005, bringing earnings back in line with our overall growth."

CFO Stephen Hosmer stated, "the increase in Drilling and Development costs represents a significant investment in the future. We have added to our current reserves and built a strong inventory of future prospects including 21,000 acres in the Rocky Mountains, that was highlighted in the March 21st issue of Oil & Gas Journal, 105 square miles of 3D seismic data in the gulf coast, and a leading position in California."

About the Company

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The Company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for nearly 20 years. The company's strength is continually reaffirmed by investors who participate in funding over 50% of the company's new projects. Additional information about Royale Energy, Inc. is available on its web site at www. royl.com.

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Company Contact
Chanda Idano- Director of Marketing & PR
Chanda@royl.com
619.881.2800 fax.619.881.2899
Royale Energy, Inc.
7676 Hazard Center Drive, Suite 1500
San Diego, CA 92108
www.royl.com